EXHIBIT 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-33933, No. 33-35259, No. 33-38521, No. 33-76358, No. 33-51232, No. 33-69496, No. 333-15737, No. 333-40031, No. 333-59990, No. 333-69467, No. 333-81035, No. 333-67274 and No. 333-99247) and the Registration Statements on Form S-3 (No. 333-15741, No. 333-40043, No. 333-69469, No. 333-93285, No. 333-93289, No. 333-50192, No. 333-59992, No. 333-88128 and No. 333-99249) of Lattice Semiconductor Corporation and subsidiaries of our report dated February 14, 2003 relating to the consolidated financial statements, which appears in this Form 10-K. We also consent to the incorporation by reference of our report dated February 14, 2003 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Portland, Oregon
March 19, 2003